FIRST AMENDMENT TO EXECUTIVE CHANGE IN CONTROL AGREEMENT
This document (the "Second Amendment") amends the Executive Change in Control Agreement dated February 25, 2021 (the "CIC Agreement") between William D. Endresen ("Executive") and HomeStreet, Inc. and HomeStreet Bank (collectively "the Company" or “Employer”). Any capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meaning set forth in the CIC Agreement. The parties agree as follows:
1.Amendment to Section Titled "Change in Control Benefit.” The parties amend the CIC Agreement by striking the section titled “Change in Control Benefit” of the CIC Agreement in its entirety and replacing it with the following:
If within 12 months following a Change in Control or 90 days prior to a Change in Control, Employee resigns for Good Reason or Employee’s employment is terminated by the Company for any reason except for Cause, Employer shall pay Employee as severance pay, a lump sum cash payment equal to (a) twenty four (24) months base salary, plus (b) an amount equal to two times his last annual bonus paid or his Target Incentive Compensation for the current year, whichever is greater, plus (c) an amount equal to eighteen (18) months of the cost of the health coverage in which Employee and his eligible dependents were enrolled at the time of the Change in Control (based on COBRA premium rates for such coverage, irrespective of eligibility for COBRA) (the “Change in Control Payment”). In addition, all of Employee’s unvested equity grants will vest immediately and remain exercisable consistent with any such grant or applicable plan. The Change in Control Payment is conditioned upon Employee executing a release agreement in favor of the Company and the Bank at the time of termination of his employment. Payment shall be made in a lump sum on the earlier of the 90 days following the Employee’s termination of employment or March 15 of the year following the year in which the termination occurred, provided that Employee has executed and submitted a general release of claims and the statutory period during which the Employee is entitled to revoke the release of claims has expired before the payment date; provided, further, to the extent required to avoid any additional tax or penalties under Section 409A of the Internal Revenue Code, if the period for Employee to execute any required release and the Company’s obligation to pay any amount straddles two calendar years, the payment will be made in the later calendar year. The Change in Control Payment will be subject to the Bank’s collection of applicable federal income and employment withholding taxes.
2.No Other Modification. Except as provided herein, the provisions of the CIC Agreement shall remain in full force and effect following the adoption of this Second Amendment and this Second Amendment shall not constitute a modification or waiver of any provision of the CIC Agreement except as provided herein.
3.Effectiveness. This Second Amendment shall be effective on the date it is signed by both Executive and HomeStreet.

[Signature Page Follows]

HOMESTREET, INC.
HOMESTREET BANK

/s/ Godfrey Evans
Godfrey B. Evans, EVP, General Counsel,
& Corporate Secretary

Date Signed: August 5, 2024

EXECUTIVE

/s/ William D. Endresen
William D. Endresen, EVP, Commercial Real Estate and Commercial Capital President

Date Signed: August 5, 2024